Exhibit 99.2

AspenBio Pharma, Inc.
Third Quarter Conference Call Script
November 13, 2012

SPEAKER: Joshua Drumm – Tiberend Strategic Advisors, Inc.
Thank you, Operator.  And thank you all for joining us this afternoon.  With me on today’s call are Steve Lundy, President and Chief Executive Officer; Jeff McGonegal, Chief Financial Officer; and Don Hurd, Senior Vice President and Chief Commercial Officer.

This afternoon, AspenBio issued a news release that provided an overview of its current activities and upcoming milestones. We encourage everyone to read today’s news release as well as AspenBio’s quarterly report on form 10-Q, which was filed last week and is available on the Company’s website at www.aspenbiopharma.com.  If you need a copy of the press release, please call Tiberend Strategic Advisors at 212-827-0020 and we will e-mail you one.

Steve will open the call with an update on the current state of development for the Company’s in vitro diagnostic test in development.  He will focus primarily on the preparation activities for the pivotal clinical study which are ongoing at major hospitals across the United States.  Don will then provide an update on AspenBio’s progress in preparing for our launch in Europe. Steve will then provide some concluding remarks and we will open the call for a question-and-answer session where Steve, Jeff, and Don will be available to take your questions.

SAFE HARBOR LANGUAGE:
Please note that certain of the information discussed on the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, AspenBio Pharma management will be making forward-looking statements.  Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified by the cautionary statements contained in AspenBio’s news releases and SEC filings, including its Form 10-Q for the period ended September 30, 2012 filed on November 7, 2012.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Tuesday, November 13, 2012.  AspenBio undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now, I would like to turn the call to Steve Lundy, President and Chief Executive Officer of AspenBio.

SPEAKER: Steve Lundy
Thank you, Josh, and thanks to everyone for joining us on the call today.  This afternoon, we announced significant news for AspenBio, so I’ll just get right to it.

We are excited to tell you that we’ve officially begun the important hospital training phase for our pivotal U.S. clinical study for our blood-based appendicitis test.   This is a major advancement for AspenBio because it sets the foundation for clinical success, and brings us closer to potential FDA clearance and commercialization of our in vitro diagnostic test in the United States.  Specifically, it means the first of our hospital sites are currently undergoing the formal training required to begin recruiting patients into the study.  Importantly, it also means that we remain on track to meet our goal of enrolling patients before year-end.

We are actively focused on training the participating hospital sites on the trial protocol, and this will continue over the coming weeks.  We anticipate all of our hospital sites will be on-line and enrolling patients by early 2013. Ultimately, we expect to enroll a total of approximately 2,000 net evaluable patients at approximately 25 hospital emergency departments across the United States.

Just to remind everyone, we requested and held a pre-Investigational Device Exemption, or IDE meeting, with the FDA.  During the meeting, FDA gave us valuable input that we incorporated into our final study plans.  Our pre-IDE package, which was reviewed by the FDA prior to holding the meeting, described the data from our 500-patient pilot study completed in 2011.  This study demonstrated significantly improved performance of the multi-marker test configuration over the results from the test’s previous single-marker configuration, exhibiting a negative predictive value of 97%, sensitivity of 97% and specificity of 43%.  As we continue our clinical development, we look forward to commencing the pivotal trial, sharing the outcome and data of the pivotal trial with you when it is available, and submitting it to the FDA for their review.

In addition to running a successful trial, market development remains a top priority for AspenBio, which Don Hurd, our Chief Commercial Officer, is spearheading.  Both Don and I strongly believe that investments in market development now will lead to a faster sales ramp following regulatory clearance.  In a few moments, Don will provide some detail on those efforts and what he’s been hearing from our potential customers, both in the U.S. and in Europe.  In summary we continue to believe that we can reach a significant portion of the market with a modest sales infrastructure.  This is based on American Hospital Association guide information based on bed size, which shows that greater than 80% of all emergency department visits occur in the top 2,600 hospitals.  Following product clearance, our initial plan is to target these potential customers in order to maximize our potential for a successful launch.

With respect to Europe, Don’s focus continues to be establishing a network of European distributors to commercialize our diagnostic test.  In fact, Don is joining us on the call today from Düsseldorf, where he is representing AspenBio at Medica.  As we’ve mentioned previously, we anticipate obtaining CE Mark for our product before the end of the year, and Don is working very hard to make sure that happens, as well as position AspenBio to launch the product successfully in the EU shortly after obtaining CE Mark.  As Don will highlight for you, we are making important advancements that we believe will have a significant impact on our commercial success.

As we reported in our 10-Q filing last week, we ended the third quarter with $10.2 million in cash, cash equivalents and short-term investments.  I just want to reiterate that we believe we have sufficient cash to complete the planned pivotal trial as well as launch the product in Europe.

Before I turn the call to Don, I want to reflect for a moment on our accomplishments and our strategic plan going forward.  When we were on the road earlier this year for our June capital raise, we laid out a clear and carefully thought-out plan for our success, which included all of the milestones and activities we’ve been discussing.  As you know, we were able to raise 12.2 million dollars from investors that believe in our ability to bring our product successfully to market.  More importantly, we are making good on those promises.  We are accomplishing, or are on track to complete, our planned development and regulatory milestones.  We have made important hires and engaged the consultants and other experts to ensure we are putting forth our best efforts.  We’ve also mindful of meeting the expectations of our investors who told us quite clearly what they wanted to see in terms of preparing the company for long-term success.

In addition to executing on key milestones, this has included efforts to rebrand the company for its future in in vitro diagnostics.  We are acting to change our company name to, Venaxis, Inc., which is among other provisions, the subject of shareholder approval at a Special Shareholder meeting on December 11, 2012.  Investors also wanted us to become more transparent in communicating our ongoing efforts and sharing our accomplishments.  We have taken this to heart as well and plan to hold regular conference calls to provide important updates.  We look forward to keeping this dialogue open as we continue to check off the boxes for our development and regulatory milestones.

And with that, I’ll turn the call to Don to provide further insight into the market dynamics and our specific market development activities.  Don?

SPEAKER: Don Hurd
Thank you, Steve.  We continue to make positive progress in terms of market and business development, both in the U.S. and in Europe.

When we set out to engage hospital sites for our upcoming pivotal U.S. study, we identified and interviewed about 100 sites across the U.S., establishing quality relationships with emergency department directors, abdominal surgeons, and laboratory staff at these hospitals.  From these, we selected our group of approximately 25 hospital sites from across the U.S. to recruit patients into the clinical study.  Additionally, as a critical part of our market development efforts, we continue to visit and cultivate relationships with the other 75 or so sites, in order to continually validate and refine our market assumptions about the clinical utility, pricing, etc.  Based on these constructive conversations, I can tell you anecdotally, that enthusiasm for the product is very high amongst clinicians.  We believe these efforts are a key to our success and it’s my job to make sure they continue as trial enrollment continues into 2013.  It is our goal to enter the market having identified 35-50 potential buyers, and we believe we are well on our way to achieving that target.

Relative to Europe: Last week, we announced that we’ve engaged Miquel Vernet to consult with the Company as we prepare for European commercialization.  Miquel is a seasoned sales and marketing veteran who is based full-time in Belgium and will be advising on European business development for AspenBio.  As we mentioned in our press release about Miquel’s appointment, he was hired by Steve several years ago to lead the European commercial effort for GeneOhm Sciences.  He was very successful in helping to build that business from scratch prior to its acquisition by BD.  We have full confidence that Miquel is the optimal choice for AspenBio and we are thrilled to have his skills and help in place in advance of obtaining CE Mark.

As Steve mentioned, I’m currently in Düsseldorf for Medica, which if you are unfamiliar, is an international medical technology and diagnostics trade fair – the largest of its kind.  I’m here to continue conversations and to demo our product in-person with a short list of potential distributors.  We’ve selected top distributors in five initial territories, Germany, the UK, France, Italy and Benelux, where we believe we can be successful.  These territories were chosen based on size, overall economical health, as well as their ability to work with us seamlessly. Miquel has worked with many of these distributors successfully in the past.

Our approach with these distributors is to ensure an optimal working relationship that fosters success.  Part of that involves negotiating initial agreements to sell our product.  We want to make sure we focus our efforts on establishing quality relationships with people who like the product and are enthusiastic and motivated sellers.  We expect to announce additional advances in the short term as these negotiations continue.

Our commercial goal in Europe is to be positioned for a successful launch as soon as possible after obtaining CE Mark, which we anticipate will occur before year-end.  So, in parallel with our distributor conversations, and similar to what we’re doing in the U.S., we have begun the process of developing relationships with 5-8 select hospitals in each of the territories we’re targeting.  Our goal is to establish ourselves, and our product, with key professionals at these 40 or so initial hospital sites in order to establish a potential customer base.  As in the U.S., these relationships will help us validate our current assumptions about the European market as well as allow us to better understand the kinds of marketing materials, packaging, and pricing that may have the greatest impact.  These efforts are already underway and will continue over the next few months into 2013.

We estimate the size of the market - just with the 5 territories we’re currently targeting - could approximate the market opportunity in the U.S., so we feel it’s going to be worth our efforts to develop these hospital site relationships and invest in agreements with distributors in order to optimize our approach.

Finally, it is important for me to highlight our significant accomplishments in product manufacturing, as this process is critical to our ability to being able to produce commercial product lots to meet the requirements for CE Mark and U.S. FDA regulations.  As a result of these efforts, we remain on track to declare conformity, submit our filing, and obtain CE Mark by the end of December.

In addition to the finalizing product specifications, we have made incredible efforts to design our product labeling and packaging to have a new look and feel that reflects our company rebranding strategy.  Although this has been primarily a “behind the scenes” effort, some of you may know that this is a huge undertaking that requires hard work by many talented individuals.  I’m happy to say that we will have everything in place for product launch in Europe in 2013.

As you can see, we have a lot going on as we prepare for both U.S. and European commercialization.  We expect these market development activities to continue to increase over the coming weeks and we look forward to proving additional updates.  I’ll turn the call back to Steve for some concluding remarks.

SPEAKER: Steve Lundy
Thanks, Don.

I would like to summarize by saying that we’re very happy with the progress made since our last update:

•	We have taken into account what the FDA had to say about our plans for the pivotal trial and integrated that feedback into our final trial protocol and statistical plan

•	We are advancing toward commencement of the pivotal trial by formally engaging and training participating hospital sites to begin enrolling patients

•	We’ve advanced our negotiations in Europe with potential distributors and are pursuing agreements in key territories

•	We engaged an experienced Europe-based consultant to assist with a strong commercial effort following our obtaining CE Mark

•	We’re continuing to expand our broad network of KOL hospital sites in the U.S. and Europe, in order to develop the market ahead of potential product launch.

•
And lastly, we’ve continued to scale up manufacturing of our product in order to conduct the pivotal trial, and support CE Marking and commercialization in Europe.  I want to point out that this is an ongoing effort that will continue ahead of our anticipated U.S. commercial launch.

As we look to our future, we anticipate a number of important developments:

•	First, we look forward to updating you when we commence enrolling patients into the pivotal study. As we’ve said, this remains on track for occurring before the end of the year.

•	We plan to complete this study, file for marketing clearance with the FDA, and, upon receipt of such clearance, be ready to launch the product in the U.S. in late 2013

o	Right now we are focused on completing protocol training for the remaining hospital sites, and will do so over the coming weeks to advance to patient enrollment

•	We expect to file for and announce that we have obtained CE Mark for our diagnostic test before the end of the year

o
Market development is advancing nicely.  We have met and are advancing interactions with local EU key opinion leader sites and we are moving closer to signing agreements with potential commercial distributors.

o	Once CE Mark is obtained, we plan to be in a position to launch the product in Europe

As you can see, we have numerous exciting regulatory and development initiatives ongoing as we continue our evolution into a commercial-stage in vitro diagnostics company. This is an exciting time in the company’s history, as we prepare to commercialize our first diagnostic product.  As always, we thank you for your continued support and look forward to taking your questions.

Thanks again.  Operator, you may open the lines for questions.

<<Q&A>>

Once again I’d like to thank everyone for joining us today.  We look forward to speaking with you again in the New Year.